Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-111259 of Bristol West Holdings, Inc. on Form S-1 of our report dated December 10, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142) appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Historical Financial and Operating Data", "Selected Historical Financial and Operating Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
January 15, 2004